EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces First Quarter 2023 Results
•Declared quarterly distribution of $0.4714 per unit; 35th consecutive quarterly distribution
HOUSTON--(BUSINESS WIRE)--Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership in the first quarter of 2023 of $14.9 million, or $0.42 per limited partner unit, a decrease of $1.3 million compared to first quarter 2022 net income of $16.2 million. The Partnership's net income in the first quarter of 2023 was the result of strong production volumes with the decrease in net income compared to the first quarter of 2022 attributable to higher interest expense. Cash flows from operating activities in the first quarter of 2023 were $144.9 million, an increase of $40.1 million compared to first quarter 2022 cash flows from operating activities of $104.8 million. The increase was primarily due to favorable working capital changes. For the three months ended March 31, 2023, MLP distributable cash flow was $17.6 million, a decrease of $1.7 million compared to first quarter 2022 MLP distributable cash flow. The decrease in MLP distributable cash flow was primarily attributable to higher interest expense partially offset by the higher earnings and lower maintenance capital spending at OpCo.
First quarter 2023 net income attributable to the Partnership of $14.9 million decreased by $1.9 million compared to fourth quarter 2022 net income of $16.8 million due to higher interest expense. First quarter 2023 cash flows from operating activities of $144.9 million increased by $22.3 million compared to fourth quarter 2022 cash flows from operating activities of $122.6 million due to the timing of payments from Westlake related to the 2022 buyer deficiency fee. First quarter 2023 MLP distributable cash flow of $17.6 million decreased by $2.7 million compared to fourth quarter 2022 MLP distributable cash flow of $20.3 million, primarily due to higher interest expense and higher maintenance capital spending at OpCo.
"The Partnership's performance in the first quarter of 2023 reflects strong production volumes and a modest improvement in third-party ethylene margins from the fourth quarter of 2022. We remain well positioned to deliver solid earnings and cash flows as we continue to benefit from robust production levels paired with our sales agreement with Westlake that delivers a fixed margin on 95% of our production," said Albert Chao, President and Chief Executive Officer. "As we look to the remainder of 2023, we have already sold or contracted the majority of our third-party volume at favorable prices compared to the second half of 2022, and we are excited about the strong underlying fundamentals of the Partnership and continuing to deliver a premium value and predictable cash flows to our unitholders."
On May 2, 2023, the Partnership announced that the Board of Directors of Westlake Chemical Partners GP LLC had approved a quarterly distribution for the first quarter of 2023 of $0.4714 per unit to be payable on May 26, 2023 to unitholders of record as of May 12, 2023, representing the 35th consecutive quarterly distribution to our unitholders. MLP distributable cash flow provided trailing twelve-month coverage of 1.12x the declared distributions for the first quarter of 2023.
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.

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The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to the ability to deliver value, returns, predictable cash flows and distributions to unitholders, demand for ethylene and expected margins and production volumes, contracted volumes, the expectation that strong distributions will continue, and the nature of the sales agreement with Westlake, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, the COVID-19 pandemic and the response thereto; operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions, including inflation, interest rates and possible recession; actions and commitments of Westlake Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC in March 2023.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures

This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. GAAP, but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake Corporation's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' first quarter 2023 results will be held Thursday, May 4, 2023 at 1:00 PM Eastern Time (12:00 PM Central Time). To access the conference call, it is necessary to pre-register at https://register.vevent.com/register/BI16a50f5d0c114b199639e3cf58096652. Once registered, you will receive a phone number and unique PIN number.
A replay of the conference call will be available beginning two hours after its conclusion. The conference call and replay will be available via webcast at https://edge.media-server.com/mmc/p/cmm2ahd6.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2023	2022

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Corporation ("Westlake")	$257,471	$290,657
Net co-products, ethylene and other sales—third parties	50,206	71,743
Total net sales	307,677	362,400
Cost of sales	201,604	270,961
Gross profit	106,073	91,439
Selling, general and administrative expenses	7,914	8,227
Income from operations	98,159	83,212
Other income (expense)
Interest expense—Westlake	(7,315)	(2,199)
Other income (expense), net	820	(25)
Income before income taxes	91,664	80,988
Provision for income taxes	212	163
Net income	91,452	80,825
Less: Net income attributable to noncontrolling interest in Westlake Chemical OpCo LP ("OpCo")	76,560	64,631
Net income attributable to Westlake Partners	$14,892	$16,194

Net income per limited partner unit attributable to Westlake Partners (basic and diluted)
Common units	$0.42	$0.46

Distributions declared per unit	$0.4714	$0.4714

MLP distributable cash flow	$17,551	$19,291

Distributions declared
Limited partner units—publicly and privately held	$9,946	$9,943
Limited partner units—Westlake	6,657	6,657
Total distributions declared	$16,603	$16,600
EBITDA	$125,615	$114,469

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2023	December 31, 2022

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$104,588	$64,782
Receivable under the Investment Management Agreement—Westlake	52,079	64,996
Accounts receivable, net—Westlake	50,453	90,965
Accounts receivable, net—third parties	19,691	20,030
Inventories	5,466	4,715
Prepaid expenses and other current assets	153	305
Total current assets	232,430	245,793
Property, plant and equipment, net	977,469	990,213
Other assets, net	132,779	135,973
Total assets	$1,342,678	$1,371,979

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$51,482	$66,941
Long-term debt payable to Westlake	399,674	399,674
Other liabilities	1,644	1,656
Total liabilities	452,800	468,271
Common unitholders—publicly and privately held	479,617	480,643
Common unitholder—Westlake	53,173	53,859
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	290,218	291,930
Noncontrolling interest in OpCo	599,660	611,778
Total equity	889,878	903,708
Total liabilities and equity	$1,342,678	$1,371,979
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WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2023	2022

	(In thousands of dollars)
Cash flows from operating activities
Net income	$91,452	$80,825
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	26,636	31,282
Net loss on disposition and other	942	3,962
Other balance sheet changes	25,830	(11,259)
Net cash provided by operating activities	144,860	104,810
Cash flows from investing activities
Additions to property, plant and equipment	(12,656)	(20,342)
Investments with Westlake under the Investment Management Agreement	(90,116)	(55,000)
Maturities of investments with Westlake under the Investment Management Agreement	103,000	50,000
Net cash provided by (used for) investing activities	228	(25,342)
Cash flows from financing activities
Proceeds from debt payable to Westlake	39,000	—
Repayment of debt payable to Westlake	(39,000)	—
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(88,678)	(60,688)
Quarterly distributions to unitholders	(16,604)	(16,603)
Net cash used for financing activities	(105,282)	(77,291)
Net increase in cash and cash equivalents	39,806	2,177
Cash and cash equivalents at beginning of period	64,782	17,057
Cash and cash equivalents at end of period	$104,588	$19,234

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2022	2023	2022

	(In thousands of dollars)
Net cash provided by operating activities	$122,574	$144,860	$104,810
Changes in operating assets and liabilities and other	(31,314)	(53,408)	(23,985)
Net income	91,260	91,452	80,825
Add:
Depreciation, amortization and disposition of property, plant and equipment	29,711	27,003	34,253
Less:
Contribution to turnaround reserves	(7,364)	(7,306)	(7,204)
Maintenance capital expenditures	(7,077)	(8,024)	(13,453)
Distributable cash flow attributable to noncontrolling interest in OpCo	(86,269)	(85,574)	(75,130)
MLP distributable cash flow	$20,261	$17,551	$19,291

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2022	2023	2022

	(In thousands of dollars)
Net cash provided by operating activities	$122,574	$144,860	$104,810
Changes in operating assets and liabilities and other	(31,314)	(53,408)	(23,985)
Net income	91,260	91,452	80,825
Less:
Other income (expense), net	883	820	(25)
Interest expense—Westlake	(4,704)	(7,315)	(2,199)
Provision for income taxes	(195)	(212)	(163)
Income from operations	95,276	98,159	83,212
Add:
Depreciation and amortization	29,392	26,636	31,282
Other income (expense), net	883	820	(25)
EBITDA	$125,551	$125,615	$114,469